EXHIBIT 11.1

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

(Thousands except                                  Three Months                       Six  Months
per share amounts)                                Ended June 30,                     Ended June 30,
                                                1997           1996                1997           1996
                                                ----           ----                ----           ----
PRIMARY

     Average shares outstanding                  12,719          12,874             12,835          12,843

     Net effect of dilutive stock
       options--based on the
       treasury stock method
       using average market price                   413             557                404             515
                                                 ------        --------             ------        --------

                         TOTAL                   13,132          13,431             13,239          13,358
                                                 ======          ======             ======          ======

Net Income                                       $3,424          $2,784             $6,094          $5,683
                                                 ======          ======             ======          ======

Per share amount                                   $.26            $.21               $.46            $.43
                                                   ====            ====               ====            ====

FULLY DILUTED

     Average shares outstanding                  12,719          12,874             12,835          12,843

     Net effect of dilutive stock
      options--based on the treasury
      stock method using the quarter-
      end market price, if higher than
       the average market price                     742             609                742             609
                                                -------        --------             ------        --------

                         TOTAL                   13,461          13,483             13,577          13,452
                                                 ======          ======             ======          ======

Net income                                       $3,424          $2,784             $6,094          $5,683
                                                 ======          ======             ======          ======

Per share amount                                   $.25            $.21               $.45            $.42
                                                   ====            ====               ====            ====